Date:	October 21, 2014

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS THIRD QUARTER 2014 EARNINGS

•	Q3 net income of $3.2 million and diluted EPS of $0.40
•	Net interest margin of 3.68% for Q3 2014
•	Nonperforming assets 0.52% of total assets
•	Tangible common equity to tangible assets 10.32%

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced third quarter 2014 net income of $3,168,000 compared to $4,243,000 for the third quarter of 2013, a $1,075,000 or 25.3% decrease. The change was related to the anticipated continuing decline of the 2011 MidCarolina related merger benefit. Diluted earnings per share were $0.40 for the 2014 quarter and $0.54 for the comparable 2013 quarter. This quarterly net income produced for 2014 a return on average assets of 0.97%, a return on average equity of 7.35%, and a return on average tangible equity of 10.12%.

Net income for the first nine months of 2014 was $9,851,000 compared to $12,604,000 for the comparable period of 2013, a $2,753,000 or 21.8% decrease. Diluted earnings per share were $1.25 for the 2014 period compared to $1.60 for the 2013 period.

Earnings for the 2014 and 2013 quarters and nine month periods were favorably impacted by the July 2011 merger between American National and MidCarolina Financial Corporation ("MidCarolina").  However, as anticipated, the magnitude of that favorable impact is rapidly declining and was much greater in the 2013 periods than the 2014 periods.

Financial Performance and Overview

Jeffrey V. Haley, President and Chief Executive Officer, reported, "Growth, organic and by acquisition, has been and continues to be one of our key strategic objectives. We are pleased this quarter to have both, but most notably we are delighted to report good progress on our recently announced plans to acquire MainStreet BankShares, Inc., parent company of Franklin Community Bank. This acquisition will expand our footprint into the Roanoke MSA and add three banking offices in the Franklin County and Smith Mountain Lake area. We expect the merger will close in early 2015 and will bring our total assets to approximately $1.5 billion.

"Changing focus from the future to the very recent past, at September 30, 2014, American National had $816,588,000 in loans compared to $798,996,000 at September 30, 2013, an increase of $17,592,000 or 2.2%.

"We consider the increase in loan volume and demand, even though modest, to be an indicator of slowly improving local and regional economic and business conditions.

"At September 30, 2014, American National had $1,051,060,000 in deposits compared to $1,071,083,000 at September 30, 2013, a decrease of $20,023,000 or 1.9%.

"The decline in deposits is primarily related to lower levels of time deposits. We adjust our pricing strategy appropriately with current market conditions and the liquidity requirements for our bank. Our primary focus on the liability side of the balance sheet is growing core deposits and their affiliated relationships. The challenge in this low rate environment is to fund our bank in a cost effective and yet competitive manner. Our cost of deposits for the third quarter 2014 was 0.55%, down from 0.64% for the third quarter 2013.

 "Our earnings for the third quarter were $3,168,000.  This is down 25.3% from the same quarter of 2013. On a diluted per share basis earnings were $0.40 per share for the 2014 quarter compared to $0.54 per share for the 2013 quarter.

"Earnings continue to be impacted by the mid-2011 merger with MidCarolina. The impact of the fair value accounting from the merger continues to be favorable, though rapidly and significantly decreasing quarter to quarter as we move into our fourth year post-merger. We had a pretax merger related benefit of $337,000 for the third quarter of 2014, compared to $1,522,000 for the third quarter of 2013. This is mostly related to the acquired loan portfolio and we expect this benefit will continue to diminish in magnitude rapidly over the next few quarters.

"Loan loss provision expense was zero for the 2014 and 2013 quarters.  No additional provision was necessary due to continuing improvement in various asset quality metrics.

"Noninterest income increased $214,000 or 7.7%. Mortgage banking income fell $122,000 or 26.3% with the decline in the overall market. This was more than offset by an increase in net securities gains of $311,000. These gains are one-time in nature.

"Noninterest expense increased $372,000 or 4.4%. This was mostly related to $268,000 in merger related expense associated with our recently announced plans to acquire MainStreet BankShares, Inc. We anticipate having additional nonrecurring merger related expenses in the fourth quarter of 2014 and the first quarter of 2015.

Haley concluded, "This has been an exciting quarter for American National. We have a wonderful opportunity to grow our bank by adding a quality and compatible community bank in a contiguous market. At the same time, we're continuing to see some organic growth in our loan portfolio, though at a slower pace than during the second quarter. We are continuously open to opportunities to grow this banking franchise, organically and through acquisitions. We know the operating environment is challenging, but we are optimistic about the future. We look forward to serving our customers and continuing to build and improve one of the best community banks in America."

Capital

American National's capital ratios remain strong and exceed all regulatory requirements.

Average shareholders' equity for the third quarter was 13.18% of average assets at September 30, 2014, compared to 12.48% for the comparable quarter of 2013.

Book value per common share was $22.08 at September 30, 2014, compared to $21.03 at September 30, 2013.

Tangible book value per common share was $16.81 at September 30, 2014, compared to $15.63 at September 30, 2013.

Tangible common equity to tangible assets was 10.32% at September 30, 2014, compared to 9.62% at September 30, 2013.

Credit Quality Measurements

Non-performing assets, consisting of $4,494,000 of non-performing loans and $2,364,000 of foreclosed real estate, represented 0.52% of total assets at September 30, 2014, compared to 0.67% at September 30, 2013.

Annualized net charge-offs for the third quarter of 2014 were seven basis points 0.07% of average loans, compared to net charge-offs of zero basis points (0.00%) for the third quarter of 2013.

Annualized net (recoveries) charge-offs for the nine-month period ended September 30, 2014, were 0.02% compared to (0.05)% for the comparable period for 2013.

Net Interest Income

Net interest income before provision for loan losses decreased to $10,460,000 in the third quarter of 2014 from $11,493,000 in third quarter of 2013, a decrease of $1,033,000 or 9.0%.

For the 2014 quarter, the net interest margin was 3.68% compared to 4.06% for the same quarter in 2013, a decrease of 38 basis points (0.38%).

The decline in net interest income and net interest margin was driven by substantial decreases in accretion income and was partially mitigated by higher average loan balances and reduced cost of interest bearing liabilities.

Provision expense

Provision expense for the third quarter of 2014 and 2013 was zero.

The allowance for loan losses as a percentage of total loans was 1.55% at September 30, 2014, compared to 1.59% at September 30, 2013. The gradual decrease in the allowance was due to continued low loss experience and by improving qualitative factors, including strong asset quality metrics and some improvement in local and national economic factors.

Noninterest Income

Noninterest income totaled $2,981,000 in the third quarter of 2014, compared with $2,767,000 in the third quarter of 2013, an increase of $214,000 or 7.7%.

A variety of factors impacted noninterest income during the quarter. Mortgage banking income declined $122,000 or 26.3%, related to the overall change in the marketplace. This was offset by an increase of $311,000 in net securities gains during the quarter. These gains were a combination of selective sales for asset liability strategy reasons and calls prior to maturity.

Noninterest Expense

Noninterest expense totaled $8,827,000 in the third quarter of 2014, compared to $8,455,000 in the third quarter of 2013, an increase of $372,000 or 4.4%.

Major factors impacting noninterest expense during the quarter included a favorable variance of $103,000 in core deposit intangible amortization; a favorable variance of $104,000 in foreclosed real estate expense; and an unfavorable variance in merger related expense of $268,000. The merger related expenses are related to the recently announced plan to acquire MainStreet BankShares, Inc. and its banking subsidiary, Franklin County Bank, N.A. These specific expenses are mostly non-deductible for income tax purposes.

About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 24 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $643 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Merger with MainStreet BankShares, Inc.

American National has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of American National common stock to be issued to the shareholders of MainStreet BankShares, Inc. ("MainStreet") in connection with the proposed merger with MainStreet. The registration statement includes a preliminary proxy statement/prospectus, which is not yet final and will be amended. American National may file other relevant documents concerning the proposed merger with the SEC.
SHAREHOLDERS OF MAINSTREET AND INVESTORS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ALL OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICAN NATIONAL, MAINSTREET AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents, when they become available, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement/prospectus, when it becomes available, also may be obtained by directing a request by telephone or mail to American National Bankshares Inc., 628 Main Street, Danville, Virginia 24541, Attention: Investor Relations (telephone: (434) 792-5111) or MainStreet BankShares, Inc., 1075 Spruce Street, Martinsville, Virginia 24112, Attention: Investor Relations (telephone: (276) 632-8054) or by accessing American National's website at www.amnb.com under "Investments" or MainStreet's website at www.msbsinc.com under "SEC Filings."